   As filed with the Securities and Exchange Commission on September 14, 1999

                                                      Registration No.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                               VERSANT CORPORATION
             (Exact name of Registrant as specified in its charter)


           CALIFORNIA                                       94-3079392
  (State or other jurisdiction of                        (I.R.S. employer
   incorporation or organization)                       identification no.)

                              6539 DUMBARTON CIRCLE
                            FREMONT, CALIFORNIA 94555
                                 (510) 789-1500
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                              --------------------

                                    GARY RHEA
                             CHIEF FINANCIAL OFFICER
                               VERSANT CORPORATION
                              6539 DUMBARTON CIRCLE
                            FREMONT, CALIFORNIA 94555
                                 (510) 789-1500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                                   Copies to:
                              BARRY J. KRAMER, ESQ.
                                JAMES GIVEN, ESQ.
                               FENWICK & WEST LLP
                         TWO PALO ALTO SQUARE, SUITE 800
                           PALO ALTO, CALIFORNIA 94306
                                 (650) 494-0600

                              --------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME
        TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                          CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
       TITLE OF EACH CLASS OF                        PROPOSED MAXIMUM           PROPOSED MAXIMUM
            SECURITIES              AMOUNT TO BE    OFFERING PRICE PER         AGGREGATE OFFERING         AMOUNT OF
         TO BE REGISTERED           REGISTERED(1)       SHARE(1)                   PRICE(1)           REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per
  share                              2,663,505 shs.       $2.73                    $7,271,369              $2,022
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock on the Nasdaq SmallCap Market on September 8, 1999.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                                Registration No.


--------------------------------------------------------------------------------
                                   PROSPECTUS
--------------------------------------------------------------------------------

                                2,663,505 SHARES

                              VERSANT CORPORATION

                                  COMMON STOCK
                              -------------------

OUR COMMON STOCK CURRENTLY TRADES ON THE NASDAQ SMALLCAP MARKET. LAST REPORTED SALE PRICE ON SEPTEMBER 8, 1999: $2.78 PER SHARE. TRADING SYMBOL: VSNT.

                              -------------------

                                  THE OFFERING


o The shares offered in this prospectus will be sold from time to time at then prevailing market prices, at prices relating to market prices or at negotiated prices. We are not aware of any underwriting discounts or commissions in connection with this offering.

o All of the shares of common stock offered in this prospectus are being sold by the selling security holders named in this prospectus. We will not receive any of the proceeds from the sale of these shares. These shares are being offered on a continuous basis under Rule 415 of the Securities Act until at least July 11, 2002 or the earlier sale of the shares offered hereby.

                              -------------------

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 9, 1999.

                               PROSPECTUS SUMMARY

     We authorized the issuance of the shares that may be offered using this prospectus in July 1999, when we issued 586,853 shares of Series A Convertible Preferred Stock to the selling security holders identified in this prospectus. This Preferred Stock can be converted into 1,173,706 shares of our common stock, subject to customary adjustments. The selling security holders were also issued warrants to purchase up to 1,489,799 shares of our common stock at an exercise price of $2.13 per share until July 2004, again subject to customary adjustments. These common shares may be offered by the selling security holders with this prospectus.


                             ----------------------
                                TABLE OF CONTENTS
                             ----------------------

Prospectus Summary......................  2      Selling Security Holders................ 12
Risk Factors............................  3      Plan of Distribution.................... 13
Use of Proceeds......................... 10      Legal Matters........................... 14
Dividend Policy......................... 10      Experts................................. 14
Where You Can Find More Information..... 10

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS
     WE HAVE LIMITED WORKING CAPITAL. We incurred a significant reduction in working capital in 1998. To date, we have not achieved business volume sufficient to restore profitability and a positive cash flow. We operated at a net loss of $20 million in 1998 and since December 31, 1998 have continued to experience operating losses on a year to date basis. Our available cash and credit facilities may not be sufficient to fund our operations and successfully implement our business plan, part of which consists of pursuing potential strategic relationships, acquisitions of companies, products and technologies. [Also, the Soft Mountain Selling Security Holders have demanded that we repurchase for approximately $1.1 million the 245,586 shares of the Company's stock issued to them in connection with the Company's purchase all Soft Mountain shares as a result of the Company's inability to register the shares by December 31, 1998.]

     OUR COMMON STOCK MAY BE DELISTED FROM NASDAQ. Our common stock was listed on the Nasdaq National Market until July 19, 1999. On this date, our common stock was listed on the Nasdaq SmallCap Market. To maintain our listing on the Nasdaq SmallCap Market, there are several requirements applicable to all issuers listed there, including a minimum bid price of one dollar per share and net tangible assets of $2 million. We might not meet these or other continued listing requirements in the future. If our common stock were delisted, we may not be able to satisfy the higher requirements for relisting on either the Nasdaq National or Nasdaq SmallCap Market. If we were delisted, trading in our common stock may be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets". As a result, investors would find it more difficult to buy, sell or quote our common stock.

OUR EXISTING DEBT BURDEN IS SUBSTANTIAL. At June 30, 1999, we had the following outstanding borrowings:

     (1) $1.6 million under a bank revolving loan, which expires on June 30, 2000;
     (2)  $1.5 million under a bank term loan, which expires on March 18, 2001;
          and
     (3) $3.6 million under our convertible subordinated secured promissory note, which is due in October 2001.

The bank revolving line of credit and term loan have been amended effective for the quarter ending June 30, 1999. The line of credit will expire June 30, 2000 and has substantially modified financial covenants. Its interest rate has been increased to 2 percent over the lender's base rate (currently 7.75%). The term loan interest rate has been increased to 2.5% over the lender's base rate. Its financial covenants were also modified.

     OWNERSHIP OF OUR EQUITY HAS BECOME CONCENTRATED as a result of the Vertex note conversion and raising of additional equity in July 1999. According to Vertex filings with the SEC, if Vertex converted its preferred shares and exercised all of its warrants it would own approximately 21% of our common stock (assuming 10,151,277 outstanding shares prior to such conversion and exercise and no other conversions or exercises). Affiliates of Vertex own 5.8% of our common stock (assuming 10,151,277 shares outstanding). Another affiliate of Vertex invested approximately $1,000,000 in preferred shares and warrants in July 1999. If all of these preferred shares were converted and all warrants exercised, this Vertex affiliate would own 6.5% of our common shares (assuming 10,151,277 shares outstanding and no other conversions or exercises) based on recent filings by Vertex and its affiliates with the SEC. Additionally, another investor in the preferred stock was introduced to us by Vertex. Its 176,056 shares of preferred stock and equal number of warrants would convert into 528,168 shares of our common stock (or 4.9% of our common shares assuming 10,151,277 shares outstanding prior to exercise or conversion and no other exercises or conversions). Prior to conversion and exercise, each preferred share votes like one common share and warrants do not vote. Therefore, prior to conversion Vertex and the security holders referred to above hold securities representing 16.4% of the total votes (assuming 10,151,277 outstanding shares). Vertex has not expressed interest in controlling the Company but is in a position to influence its management. Vertex and the other preferred stock holders have agreed not to acquire more than an additional 100,000 shares without our approval while such investor owns more than 5% of the Company. Such concentration of ownership may adversely effect the liquidity of the common stock.

     OUR REVENUE LEVELS ARE UNPREDICTABLE. Our revenue has fluctuated dramatically on a quarterly and annual basis, and we expect this trend to continue. These dramatic fluctuations result from a number of factors, including:

     (1) the lengthy and highly consultative sales cycle associated with our products

     (2) uncertainty regarding the timing and scope of customer deployment schedules of applications based on the Versant ODBMS

     (3) fluctuations in domestic and foreign demand for our products and services, particularly in the telecommunications and financial services markets

     (4)  the impact of new product introductions by us and our competitors

     (5) our unwillingness to significantly lower prices to meet prices set by our competitors

     (6) the effect of publications of opinions about us and our competitors and their respective products

     (7) customer order deferrals in anticipation of product enhancements or new product offerings by us or our competitors

     (8) potential customers unwillingness to invest in our products given our financial instability

     A number of other factors make it impossible to predict our operating results for any period prior to the end of that period. We ship our software to a customer at receipt of the customer's order, and consequently, we have little order backlog. As a result, license revenue in any quarter is substantially dependent on orders booked and shipped in that quarter. Historically, we record most of our revenue and book most of our orders in the third month of each quarter, with a concentration of such revenue and orders in the last few days of the quarter. We expect this trend to continue. Many of these factors are beyond our control.

     WE MAY NOT BE ABLE TO MANAGE COSTS GIVEN THE UNPREDICTABILITY OF OUR REVENUE. We expended significant resources in 1997 and 1998 to build our infrastructure and hire personnel, before reductions, particularly in the services and sales and marketing sectors, in expectation of higher revenue growth than actually occurred. Although we have restructured our operations to reduce operating expenses, we continue to plan for revenue growth in 1999 compared to 1998. Consequently, we will continue to incur a relatively high level of fixed expenses. Although, in January 1999, we reduced significantly our worldwide headcount and implemented controls on spending in order to achieve expense reductions, if expense controls are not achieved or planned revenue growth does not materialize, our business, financial condition and results of operations will be materially harmed.

     WE RELY ON TELECOMMUNICATIONS AND FINANCIAL SERVICES MARKETS CHARACTERIZED BY COMPLEXITY AND INTENSE COMPETITION. Historically, we have been highly dependent upon the telecommunications industry and are becoming increasingly dependent upon the financial services market. Our success in the telecommunications and financial service markets is dependent, in part, on our ability to compete with alternative technology providers and on whether our customers and potential customers believe we have the expertise necessary to provide effective solutions in these markets. If these conditions, among others, are not satisfied, we may not be successful in generating additional opportunities in these markets. The need for and type of applications and commercial products for the telecommunications and financial services markets is continuing to develop, is rapidly changing, and is characterized by an increasing number of new entrants whose products may compete with those of ours. As a result, we cannot predict the future growth of these markets, and demand for object-oriented databases in these markets may not develop or be sustainable. We also may not be successful in attaining a significant share of these markets. In addition, organizations in these markets generally develop sophisticated and complex applications that require substantial customization of our products. Although we seek to generate consulting revenue in connection with these customization efforts, we have offered, and may, under certain circumstances continue to offer, free or reduced price consulting. This practice has impacted, and will continue to impact, our service margins and will require that we maintain a highly skilled service infrastructure with specific expertise in these markets.

     OUR PRODUCTS HAVE A LENGTHY SALES CYCLE. Our sales cycle, which varies substantially from customer to customer, often exceeds nine months and can sometimes extend to a year or more. Due in part to the strategic nature of our products and associated expenditures, potential customers are typically cautious in making product acquisition decisions. The decision to license our products generally requires us to provide a significant level of education to prospective customers regarding the uses and benefits of our products, and we must frequently commit no-fee pre-sales support resources, such as assistance in performing bench marking and application prototype development. Because of the lengthy sales cycle and the relatively large average dollar size of individual licenses, a lost or delayed sale could have a significant impact on our operating results for a particular period. Although we seek to develop relationships with best-of-class value-added resellers in the telecommunications and financial services markets in order to strengthen our indirect sales activity, we have not yet entered into such relationships and may not be successful in developing such relationships. In addition, our value-added resellers may be subject to a lengthy sales cycle for our products.

     OUR CUSTOMER CONCENTRATION INCREASES THE POTENTIAL VOLATILITY OF OUR OPERATING RESULTS. Notwithstanding our recent efforts to develop new customers, typically through the use of relatively small licenses, a significant portion of our total revenue has been, and we believe will continue to be, derived from a limited number of orders placed by large organizations. The timing of such orders and their fulfillment has caused, and is likely to cause in the future, material fluctuations in our operating results, particularly on a quarterly basis. In addition, our major customers tend to change from year to year. The loss of any one or more of our major customers or our inability to replace a customer that has become less significant in a given year with a different major customer could have a material adverse effect on our business.

     WE DEPEND ON OUR INTERNATIONAL OPERATIONS. A significant portion of our revenue is derived from customers located outside the United States. This requires that we operate internationally and maintain a significant presence in international markets. However, our international operations are subject to a number of risks. These risks include:

     (1)  longer receivable collection periods

     (2)  changes in regulatory requirements

     (3)  dependence on independent resellers

     (4)  multiple and conflicting regulations and technology standards

     (5)  import and export restrictions and tariffs

     (6)  difficulties and costs of staffing and managing foreign operations

     (7)  potentially adverse tax consequences

     (8)  foreign exchange fluctuations

     (9)  the burdens of complying with a variety of foreign laws

     (10) the impact of business cycles and economic instability outside the United States, including the current economic instability in Asia.

     WE MUST DEFEND AGAINST SECURITIES LITIGATION. We and certain of our present and former officers and directors were named as defendants in four class action lawsuits filed in the United States District Court for the Northern District of California, filed on January 26, 1998, February 5, 1998, March 11, 1998 and March 18, 1998, respectively. On June 19, 1998, a consolidated amended complaint was filed in this court by the lead plaintiff named by the court. The amended complaint alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act, and Securities and Exchange Commission Rule 10b-5 promulgated under the Exchange Act, in connection with public statements about our expected financial performance. The complaint seeks an unspecified amount of damages. We vigorously deny the plaintiff's claims and have moved to dismiss the allegations. The plaintiff has filed a response to our motion to dismiss, and we have filed an opposition to plaintiff's response. The motion to dismiss was submitted to the court for consideration on November 13, 1998, and the court has not yet issued a decision. Securities litigation can be expensive to defend, consume significant amounts of management time and result in adverse judgments or settlements that could have a material adverse effect on our results of operations and financial condition.

     OUR STOCK PRICE IS VOLATILE. Our revenue, operating results and stock price have been and may continue to be subject to significant volatility, particularly on a quarterly basis. We have previously experienced significant shortfalls in revenue and earnings from levels expected by securities analysts and investors, which has had an immediate and significant adverse effect on the trading price of our common stock. This may occur again in the future. Additionally, as a significant portion of our revenue often occurs late in the quarter, we may not learn of revenue shortfalls until late in the quarter, which could result in an even more immediate and adverse effect on the trading price of our common stock.

     OUR BUSINESS MAY BE HARMED BY YEAR 2000 PROBLEMS. We and our customers and suppliers are aware and concerned about the risks associated with Year 2000 computer issues. If our systems do not recognize the correct date when the year changes to 2000, there could be a material adverse effect on our operations. We are at risk from both internal and external areas. We have categorized our risk into the following categories:

     (1) internal systems required to operate our business (e.g. operational, financial, product development, safety and environmental controls);

     (2) external supplier systems that are necessary to support our business requirements (e.g. raw materials, supplies, shipping and delivery systems, banking, payroll and government systems); and

     (3)  product warranty exposure with our customer base.

     We are currently evaluating our exposure in all these areas. We have been reviewing our facility, financial and operating systems to identify and assess the requirements to bring hardware systems and software applications to Year 2000 compliance. We expect to conclude our estimate of exposure to Year 2000 problems, associated costs and required correction plans and to correct any Year 2000 problems by October 31, 1999. We have not identified any alternative remediation plans in the event Year 2000 issues can not be adequately corrected. We will define any alternative plans if and when we discover systems that can not be made Year 2000 compliant. If implementation of upgrade or replacement systems is delayed or if significant new non-compliance issues are discovered, our operations could be materially adversely affected.

     We have and will continue to make certain investments in software applications and systems to ensure that we are Year 2000 compliant with respect to our internal systems. In particular, our purchase of $9 million of property and equipment during 1997 and 1998 included substantial investments in management and information systems designed to be Year 2000 compliant.

     We have contracted with an outside independent consulting firm to provide internal Year 2000 equipment testing and consulting services to assist us in the process of defining and implementing a Year 2000 compliance project. This compliance project includes the following phases:

                                                                                          Expected
                                                                                         completion
Name of phase:       Description:                                       Status:             date:
--------------       ------------                                       -------          ----------
Awareness and        Educate the company on the Year 2000               In progress      April 1999
Assessment Phase     project, the potential problems associated
                     with this date issue, inventory our systems
                     and products that require compliance testing.

Testing  and         Test our systems and products and identify         Begins March     August 1999
Validation Phase     the non-compliant areas, develop remediation       1999
                     plans, map the conversion process to correct
                     non-compliant areas and validate the changes
                     that need to be made to correct non-compliant
                     areas.

Implementation and   Convert non-compliant areas with compliant         Begins August    October
Certification Phase  products (hardware or software), verify that       1999             1999
                     all intended changes have been made successfully
                     and that all planned Year 2000 compliance
                     changes have been made.

Maintenance Phase    This phase puts processes and procedures in        Begins           December
                     place to minimize the likelihood that Year                          1999
                     2000 compliance problems will be                   November 1999
                     reintroduced into the compliant systems and
                     products.

Status:

     Awareness and Assessment Phase: We have written and published an awareness statement to educate our employees, vendors and customers about the Year 2000 issues and potential problems associated with the Year 2000 rollover problem and what effect this will have on our company and customers. We have published a statement about our products, testing procedures used and their Y2k compliance. We have published these statements internally to our employees and management and will be distributing them via our web site "versant.com" and by mail to certain vendors and customers by the end of July 1999. We have identified all internal systems (products and software) that need to be tested for Year 2000 compliance.

     Testing and Validation Phase: We have tested our personal computers and servers used by our information management systems, engineering development teams and employees to complete their daily work assignments. The results were 3 personal computers and two servers failed our Year 2000 test. We intend to replace both servers and the 486 system with existing Y2k compliant inventory, and upgrade the remaining two with bios upgrades if possible, or replace same. In the process of testing our internal business software programs we have determined that certain operating systems and financial programs need to be upgraded with Y2k patches to be Y2k compliant. We have budgeted $50,000 for the upgrade process (software and labor) and plan to complete the upgrades by October 1999. We will be testing or seeking validation with respect to Year 2000 compliance regarding external providers for phone service, security service, utility service, internet service and air conditioning service. We will then develop remediation plans to correct non-compliant systems.

     In addition to the internal testing, evaluation and remediation project, we will implement a program that will query our suppliers and providers of third-party technology that may be integrated with our products to determine if the suppliers operations', products and services are Year 2000 compliant. We sent these questionnaires to our third party providers and key suppliers at the end of June 1999 and will conclude our review by the end of August 1999. Where practical, we will take the necessary actions to reduce our exposure to suppliers that are not Year 2000 compliant by finding alternative suppliers. However, there may be critical suppliers that cannot be substituted and this could have a material adverse effect on our operations.

     We believe our products are Year 2000 compliant. However, not every customer situation can be anticipated, especially in areas that involve third party products. Extensive testing has been performed on our products and additional testing will continue as we become aware of our customer's Year 2000 needs and issues. We may see an increase in customer demands for warranty service. This may create additional service costs that can not be recovered. In addition, if our products are not Year 2000 compliant, we could face litigation regarding Year 2000 compliance issues.

     The process to insure our systems and our supplier systems are Year 2000 compliant is expected to be significantly completed by October 31, 1999, with testing to be done through the remainder of 1999. In addition, we could face reduced demand for our products through 1999 if customers focus on purchasing solutions to their Year 2000 problems rather than purchasing our products, which are not designed to solve Year 2000 problems.

     Customer's purchasing plans could be affected by the Year 2000 problem if they need to expend significant resources to correct their existing systems. This situation may result in reduced funds available to implement solutions based upon our products. In addition, some customers may defer the license of our products until after the Year 2000 while they complete remediation and testing of their current systems to ensure Year 2000 compliance. A decrease in demand for our products due to customers' Year 2000 issues would seriously harm our business and results of operations.

RISKS RELATED TO OUR INDUSTRY

     WE FACE INTENSE COMPETITION. The market for our products is intensely competitive. We believe that the primary competitive factors in our market include:

     (1) database performance, including the speed at which operations can be executed and the ability to support large amounts of different information

     (2)  vendor reputation

     (3) the ability to handle abstract data types and complex data relationships

     (4)  ease of use

     (5)  database scalability

     (6)  the reliability, availability and serviceability of the database

     (7)  compatibility with customers' existing technology platforms

     (8)  the ease and speed with which applications can be developed

     (9)  price and

     (10) service and support.

     Our current and prospective competitors include companies that offer a variety of database solutions using various technologies including object database, object-relational database and relational database technologies. Competitors offering object and object-relational database management systems include Oracle Corporation, Computer Associates International, Inc., Object Design, Inc., Informix and its Illustra Information Technologies, Inc. subsidiary, Objectivity, Inc., Gemstone Systems, Inc., Poet Software Corporation, ONTOS, Inc. In addition, our products compete with traditional relational database management systems, many of which have been or are expected to be modified to incorporate object-oriented interface and other functionality, and to leverage Java. The principal competitors in the relational database market are Oracle, Sybase, Informix, IBM and Microsoft. We expect to face additional competition from other established and emerging companies as the object database market continues to develop and expand. In 1997, Oracle released its Oracle8 product, which, with its object option, provides object-relational database capabilities, and Computer Associates released their Jasmine ODBMS, which is a pure object-oriented database. Although we believe that the decision of relational database vendors to pursue object-relational or object-oriented approaches validates our belief that object-oriented database solutions will be increasingly demanded by today's business organizations, we are facing heightened competition. During the last year we have seen a major shift away from Smalltalk towards JAVA. In addition Versant is used more and more as a middle tier persistence layer in multi tier applications This brings us in direct competition with some of the more established companies in these markets. These are companies like IBM, SUN and BEA selling Java based tools and solutions. There is also some movement in the market to buy as much middleware components as possible from one or just a few suppliers. Because we are offering just a ODBMS for the time being we may not be able to compete in some of these situations. This could result and would continue to result in fewer customer orders, price reductions, reduced transaction size, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, operating results and financial condition and on the market price of our common stock. Due to the introduction by Oracle and Computer Associates of competing products with lower prices than the Versant ODBMS, we may not be able to maintain prices for our products at levels that will enable us to market our products profitably. Any decrease in per unit prices, as a result of competition or otherwise, could have a material adverse effect on our business, operating results and financial condition.

     In addition our poor financial performance during 1998 may influence customers to delay orders or cancel projects to wait and see how we are performing during the next foreseeable future.

     We are also indirectly facing competition from developers of middleware products that allow users to connect object-oriented applications to existing legacy data and RDBMSs. To the extent that these products gain market acceptance, they may reduce the market for the Versant ODBMS for less complex object-oriented applications.

     Many of our competitors, and especially Oracle and Computer Associates, have longer operating histories, significantly greater financial, technical, marketing, service and other resources, significantly greater name recognition, broader product offerings and a larger installed base of customers than ours. In addition, many of our competitors have well-established relationships with current and potential customers of ours. As a result, our competitors may be able to devote greater resources to the development, promotion and sale of their products, may have more direct access to corporate decision-makers based on previous relationships and may be able to respond more quickly to new or emerging technologies and changes in customer requirements. We may not be able to compete successfully against current or future competitors, and competitive pressures could have a material adverse effect on our business, operating results and financial condition.

     WE DEPEND ON SUCCESSFUL TECHNOLOGY DEVELOPMENT. We believe that significant research and development expenditures will be necessary to remain competitive. While we believe our research and development expenditures will improve the Versant ODBMS and result in successful peripheral product introductions, due to the uncertainty of software development projects, these expenditures will not necessarily result in successful product introductions. Uncertainties impacting the success of software development project introductions include technical difficulties, market conditions, competitive products and consumer acceptance of new products and operating systems. In particular, we note that we have not yet achieved commercial acceptance for our Versant Multimedia Access product.

     We also face certain challenges in integrating third-party technology with our products. These challenges include the technological challenges of integration, which may result in development delays, and uncertainty regarding the economic terms of our relationship with the third-party technology provider, which may result in delays of the commercial release of new products.

     We face further technology development challenges associated with our acquisition of Soft Mountain. The Soft Mountain R'Net product offering is still under development, and there is uncertainty in both the timing of the release and the market acceptance of the product. Soft Mountain's geographic location in France generates additional management and integration challenges, because our product development to date has been performed in California and India.

     Developing and marketing our new Versant Enterprise Container for Java Beans creates new challenges for us. This product, which has not yet been commercially introduced, represents our first attempt to provide solutions to the application server market. Although we have worked with BEA to develop technology that will allow the Versant Enterprise Container to support the BEA WebLogic application server family, undiscovered bugs or errors may exist that prevent us from achieving the functionality we seek with the Versant Enterprise Container. In addition, because Java Bean containers are specific to each application server vendor and no standards have been adopted for such containers, we may not be able to take advantage of our development work with the BEA application server family when developing solutions for other application server vendors. We do not currently have any agreements or relationships regarding the Versant Enterprise Container with other application server vendors, and when our new product is introduced, customers will only be able to use it with BEA application servers.

     WE MUST PROTECT OUR INTELLECTUAL PROPERTY. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products, obtain or use information that we regard as proprietary or use or make copies of our products in violation of license agreements. Policing unauthorized use of our products is difficult. In addition, the laws of many jurisdictions do not protect our proprietary rights to as great an extent as do the laws of the United States. Shrink-wrap licenses may be wholly or partially unenforceable under the laws of certain jurisdictions, and copyright and trade secret protection for software may be unavailable in certain foreign countries. Our means of protecting our proprietary rights may not be adequate, and our competitors may independently develop similar technology.

     To date, we have not been notified that our products infringe the proprietary rights of third parties, but third parties could claim that our current or future products infringe such rights. We expect that developers of object-oriented technology will increasingly be subject to infringement claims as the number of products, competitors and patents in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements.

Such royalty or licensing agreements might not be available on terms acceptable to us or at all, which could have a material adverse effect upon our business, operating results and financial condition.

     Our future success will depend in part on our ability to integrate our products with those of vendors providing complementary products. The Versant ODBMS must be integrated with compilers, development tools, operating systems and other software and hardware components to produce a complete end-user solution. We may not receive the support of these third-party vendors, some of which may compete with us, to integrate our products with the vendors' products.

     WE DEPEND ON OUR PERSONNEL FOR WHOM COMPETITION IS INTENSE. Our future performance depends in significant part upon the continued service of our key technical, sales and senior management personnel. The loss of the services of one or more of our key employees could have a material adverse effect on our business. Our future success also depends on our continuing ability to attract, train and motivate highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, especially in Silicon Valley where our headquarters are located, and we may not be able to attract, train and motivate such personnel.

RISKS RELATED TO THIS OFFERING

     SALES OF THE SHARES INCLUDED IN THIS PROSPECTUS COULD AFFECT OUR STOCK PRICE. If the selling security holders sell substantial amounts of our common stock in the public market using this prospectus, the market price of our common stock could fall.

     EXISTING SHAREHOLDERS COULD INCUR DILUTION AS A RESULT OF FUTURE ISSUANCES OF OUR COMMON STOCK. To the extent the selling security holders exercise warrants or convert convertible securities into shares of our common stock, existing shareholders could experience dilution.

     THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS. These statements defined by federal securities laws usually contain expressions like "believes", "expects", "intends" and "anticipates" and involve significant uncertainty. Actual results may differ significantly.

     RISKS RELATED TO OTHER OFFERINGS. We are currently offering 3,175,586 shares of our common stock pursuant to a separate registration statement
(Reg. No. 333-76045) on behalf of other selling security holders. To the extent such selling security holders acquire and or sell our common stock, other shareholders could experience dilution or adverse effects.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock by the selling security holders.


                                 DIVIDEND POLICY

     We have never paid any cash dividends on our stock and we anticipate that, for the foreseeable future, we will continue to retain any earnings for use in the operation of our business and do not intend to pay dividends.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the common stock offered by this prospectus, please refer to the registration statement. Statements in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference. Copies of the registration statement may be inspected, without charge, at the offices of the Securities and Exchange Commission, or obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at the address set forth below.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance therewith, we file reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information that we have filed can be inspected and copied at the public reference facilities of the Securities and Exchange Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of these materials from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information that is filed electronically with it. This Web site can be accessed at http://www.sec.gov.

     We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information that has been incorporated by reference into this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference as well. Requests for such copies should be directed to Versant Corporation, 6539 Dumbarton Circle, Fremont, CA 94555,
Attention: Gary Rhea, Vice President and Chief Financial Officer, telephone:
(510) 789-1500.

     IN CONNECTION WITH THIS OFFERING, NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF SUCH INFORMATION IS GIVEN OR REPRESENTATIONS MADE, YOU MAY NOT RELY ON SUCH INFORMATION OR REPRESENTATIONS AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE REGISTERED HEREBY, NOR IS IT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. YOU MAY NOT IMPLY FROM THE DELIVERY OF THIS PROSPECTUS, NOR FROM ANY SALE MADE UNDER THIS PROSPECTUS, THAT OUR AFFAIRS ARE UNCHANGED SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS.

     The following documents that we have filed with the Securities and Exchange Commission are incorporated by reference into this prospectus:

     o The registration statement on Form S-3 of which this prospectus is a part, and the exhibits filed and incorporated by reference with the Form S-3.

     o Our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission for the fiscal year ended December 31, 1998.

     o Our Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission for the fiscal quarter ended June 30, 1999.

     o The description of our common stock contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission on May 31, 1996.

     o All other documents we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act on or after the date of this prospectus and prior to the termination of this offering.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the registration statement.

                            SELLING SECURITY HOLDERS

     The selling security holders are identified below. In July 1999 these holders acquired Series A preferred stock in the Company that is convertible into Common Stock of the Company on a one to two basis initially and warrants to purchase additional Common Stock at a purchase price of $2.13 per share.

     Vertex Technology Fund Ltd. also acquired Series A preferred stock in July 1999 by converting $3.6 million of convertible debt. The Common Stock issuable upon conversion of this Series A preferred stock is being offered by separate registration statement (Reg. No. 333-76045). An affiliate of Vertex Technology Fund Ltd. initially became a shareholder in November 1989 and had a representative on the board of directors from August 1991 to February 1997. Vertex Technology Fund (II) Ltd. is affiliated with Vertex Technology Fund Ltd. Technology Development Fund was introduced to us by Vertex Technology Fund Ltd. See the ownership consolidation Risk Factor.

     Joseph Cohen is a retired principal of Cowan & Co., a substantial shareholder in the Company.

     The following table sets forth certain information known to us with respect to the beneficial ownership of the our Common Stock as of June 30, 1999 by each of the selling security holders named below. The following table assumes each selling security holder sells all of the shares offered hereby. The selling security holders may from time to time offer and sell any or all of the shares pursuant to this prospectus. Because the selling security holders are not obligated to sell shares, and because selling security holders may also acquire publicly traded shares of our common stock, we cannot estimate how many shares each selling security holder will beneficially own after this offering. Therefore, the number of shares listed in the column entitled shares beneficially owned after offering reflects only the current share ownership of the selling security holders. We may update or supplement this prospectus from time to time to update this information.

                                                   Shares Beneficially                     Shares Beneficially
                                                  Owned Prior to Offering                  Owned After Offering
                                                  ------------------------     Shares       --------------------
Name                                              Number       Percent(1)     Offered      Number       Percent
----                                              --------     ----------     -------      ------       -------
Vertex Technology Fund, Ltd(2)                    902,946        7.0          902,946            *          *
Vertex Technology Fund (II) Ltd.                  704,223        5.5          704,223            *          *
Joseph M. Cohen Family Limited Partnership(3)     528,168        4.1          528,168            *          *
Technology Development Fund                       528,168        4.1          528,168            *          *

     --------------------

 *   Less than 1%.

(1) Based on 10,151,277 shares of our common stock outstanding as of July 12, 1999, plus 902,946 additional shares after the exercise of Vertex Technology Fund, Ltd.'s warrant; 1,173,706 additional shares after conversion of the selling security holders' Series A preferred stock; and 586,853 additional shares after the exercise of all warrants held by the other selling security holders (a total of 12,814,782).

(2) Represents 902,946 shares issuable upon exercise of Vertex's warrant. Does not include 596,367 shares currently held by affiliates of Vertex, common shares issuable upon conversion of Vertex' Series A preferred stock for 1,805,892 shares or common shares issuable to affiliated selling security holders.

(3) Joseph Cohen is a retired principal in Cowen & Company, which owns 828,688 shares of common stock according to Schedule 13G filed on February 8, 1999.

                              PLAN OF DISTRIBUTION

     We entered into a registration rights agreement with the selling security holders in July 1999. The registration statement of which this prospectus forms a part has been filed pursuant to the registration rights agreement. To our knowledge, none of the selling security holders have entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered hereby, nor do we know the identity of the brokers or market makers that will participate in the offering.

     The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling security holders. The selling security holders will act independently from us in making decisions with respect to the timing, manner and size of each sale. The selling security holders may not sell any of the shares that are subject to this prospectus, and selling security holders could sell their shares in a private transaction or other transaction that is exempt from the registration requirements of the Securities Act. We have been advised by the selling security holders that they have not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of shares. In effecting sales, broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling security holders in amounts to be negotiated immediately prior to the sale.

     In offering the shares, the selling security holders and any broker-dealers who execute sales for the selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling security holders and the compensation of a broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The selling security holders have advised us that, during such time as they may be engaged in a distribution of the shares of common stock included herein, they will comply with Rules 10b-6 and 10b-7 under the Exchange Act. In connection with these rules, the selling security holders have agreed not to engage in any stabilization activity in connection with any of our securities, to furnish copies of this prospectus to each broker-dealer through which the shares of common stock included in this prospectus may be offered, and not to bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities except as permitted under the Exchange Act. The selling security holders have also agreed to inform us and broker-dealers through whom sales may be made under this prospectus when the distribution of the shares is completed.

     We will bear the costs, expenses and fees in connection with the registration of the shares of common stock offered by this prospectus. Commissions and discounts, if any, attributable to the sales of shares of common stock using this prospectus will be borne by the selling security holders. The selling security holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     We have advised the selling security holders that the anti-manipulation rules under the Exchange Act may apply to sales of shares of common stock in the market and to the activities of selling security holders. Each selling security holder has advised us that during such time as it may be engaged in the attempt to sell shares of common stock included in this prospectus, it will:

     o not engage in any stabilization activity in connection with any of our securities;

     o not bid for or purchase any of our securities or any rights to acquire our securities, or attempt to induce any person to purchase any of our securities or rights to acquire our securities, other than as permitted under the Exchange Act;

     o not effect any sale or distribution of the shares of common stock until after this prospectus has been appropriately amended or supplemented, if required, to set forth the terms thereof; and

     o effect all sales of shares of common stock in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

     Pursuant to the Soft Mountain share purchase agreement and the registration rights agreements, no selling security holder may sell any of the shares of common stock offered using this prospectus in the event and during such period as we determine, based upon the advice of outside counsel, that unforeseen circumstances, including pending negotiations relating to, or the consummation of, a transaction, would require additional disclosure of material information by us in the registration statement the confidentiality of which we have a bona fide business purpose to preserve or which unforeseen circumstances would render us unable to comply with Securities and Exchange Commission requirements. Such suspension shall exist for only so long as any such suspension exists for other similarly restricted Versant shareholders.

     Each selling security holder has agreed that it will not effect any sales of the shares offered hereby any time after he or it has received notice from us to suspend sales as a result of a stop order or the occurrence or existence of any suspension event or so that we may correct or update the registration statement.

     This offering will terminate on July 11, 2002 or the date on which all shares offered have been sold or are eligible for sale under Rule 144(k) of the Securities Act.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West LLP, Two Palo Alto Square, Suite 800, Palo Alto, California 94306.

                                     EXPERTS

     The financial statements and schedule incorporated by reference in this registration statement on Form S-3 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in
Note 1 to the financial statements.

================================================================================



                               VERSANT CORPORATION






                               2,663,505 Shares of
                                  Common Stock







                              --------------------
                                   PROSPECTUS
                              --------------------






     IN CONNECTION WITH THIS OFFERING, NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF SUCH INFORMATION IS GIVEN OR REPRESENTATIONS MADE, YOU MAY NOT RELY ON SUCH INFORMATION OR REPRESENTATIONS AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE REGISTERED HEREBY, NOR IS IT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. YOU MAY NOT IMPLY FROM THE DELIVERY OF THIS PROSPECTUS, NOR FROM ANY SALE MADE UNDER THIS PROSPECTUS, THAT OUR AFFAIRS ARE UNCHANGED SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS.



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be paid by the Registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee              $   2,022
Nasdaq National Market filing fee                                    6,000
Accounting fees and expenses                                         3,000
Legal fees and expenses                                             15,000
Miscellaneous
                                                                   -------
    Total                                                          $26,022
                                                                   =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Articles of Incorporation (the "Articles") include a provision that eliminates the liability of the Registrant's directors for monetary damages to the fullest extent permissible under California law. This limitation has no effect on a director's liability: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;
(ii) for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Registrant or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders; (vi) under Section 310 of the California Corporations Code (the "California Code") concerning contracts or transactions between the Registrant and a director; or
(vii) under Section 316 of the California Code concerning directors' liability for improper dividends, loans and guarantees. The provision in the Articles does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to the Registrant's shareholders for any violation of a director's fiduciary duty to the Registrant or its shareholders.

     The Articles also authorize the Registrant to indemnify its agents (as defined in Section 317 of the California Code), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, the Registrant's Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permissible under California law, subject to certain exceptions. In addition, the Registrant, at its discretion, may provide indemnification to persons whom the Registrant is not obligated to indemnify. The Bylaws also allow the Registrant to enter into indemnity agreements with individual directors, officers, employees and other agents. The Registrant has entered into indemnity agreements with all of its directors and officers providing the maximum indemnification permitted by law, subject to certain exceptions. These agreements, together with the Registrant's Bylaws and Articles, may require the Registrant, among other things, to indemnify these directors or officers against certain liabilities that may arise by reason of their status or service as directors or officers and to advance expenses to them as such expenses are incurred (provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification). As authorized by the registrant's Bylaws, the Registrant, with approval by the Registrant's Board of Directors, has applied for, and expects to obtain, directors' and officers' liability insurance with a per claim and annual aggregate coverage limit of up to $5,000,000.

     Section 317 of the California Code makes provisions for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The indemnification provision in the Bylaws, and the indemnity agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act.

     Reference is made to the following documents filed as exhibits to the Registrant's initial Registration Statement on Form SB-2 (File No. 333-4910-LA) regarding relevant indemnification provisions described above:

     DOCUMENT                                                           EXHIBIT NUMBER
     --------                                                           --------------
     Registrant's Amended and Restated Articles of Incorporation........      3.01
     Registrant's Bylaws.......................................               3.04
     Form of Indemnity Agreement...............................              10.10

ITEM 16. EXHIBITS.

     The following exhibits are filed herewith or incorporated by reference herein:

EXHIBIT
NUMBER                              EXHIBIT TITLE
-------                             -------------
  5.01   --    Opinion of Fenwick & West LLP regarding the legality of the securities being issued

 10.01   --    Preferred Stock and Warrant Purchase Agreement entered into as of
               June 28, 1999.(1)

 23.01   --    Consent of Arthur Andersen LLP, Independent Public Accountants

 23.02   --    Consent of Fenwick & West LLP (including 5.01)

 24.01   --    Power of Attorney (See page II-4)

----------
(1) Incorporated by reference to the registrant's current report on Form 8-K dated July 13, 1999.

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume or securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by paragraphs (1)(i) or (1)(ii) is contained in any periodic report filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all for the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 9th day of September, 1999.
                                        VERSANT CORPORATION

                                        By: /s/ Gary Rhea
                                           -------------------------------------
                                           Gary Rhea
                                           Vice President -- Finance and
                                           Administration

                               POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Nick Ordon and Gary Rhea, and each of them, his attorneys-in-fact, and agents, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                             TITLE                               DATE
---------                             -----                               ----
PRINCIPAL EXECUTIVE OFFICER:


/s/ Nick Ordon
----------------------------    President, Chief Executive          September 9, 1999
Nick Ordon                      Officer and Director


PRINCIPAL FINANCIAL OFFICER AND
PRINCIPAL ACCOUNTING OFFICER:

/s/ Gary Rhea
----------------------------    Vice President--Finance              September 9, 1999
Gary Rhea                       and Administration


ADDITIONAL DIRECTORS:

/s/ Mark Leslie
----------------------------    Director                             September 9, 1999
Mark Leslie

/s/ Stephen J. Gaal
----------------------------    Director                             September 9, 1999
Stephen J. Gaal

/s/ Bernhard Woebker
----------------------------    Director
Bernhard Woebker

/s/ David Banks
----------------------------    Director                             September 9, 1999
David Banks


                                 EXHIBIT INDEX

EXHIBIT
NUMBER                              EXHIBIT TITLE
-------                             -------------
  5.01   --    Opinion of Fenwick & West LLP regarding the legality of the securities being issued

 10.01   --    Preferred Stock and Warrant Purchase Agreement entered into as of
               June 28, 1999.(1)

 23.01   --    Consent of Arthur Andersen LLP, Independent Public Accountants

 23.02   --    Consent of Fenwick & West LLP (included in 5.01)

 24.01   --    Power of Attorney (see page II-4)

----------
(1) Incorporated by reference to the registrant's current report on Form 8-K dated July 13, 1999.